Exhibit 99.1

UTC REPORTS FOURTH QUARTER EPS UP 16 PERCENT TO $0.71 AND FULL

YEAR EPS UP 18 PERCENT TO $3.12 BEFORE ADOPTING FIN 47; 2005 CASH

FLOW FROM OPERATIONS REACHES $4.3 BILLION; 2006 OUTLOOK AFFIRMED

HARTFORD, Conn., January 24, 2006 – United Technologies Corp. (NYSE:UTX) today reported fourth quarter 2005 earnings per share of $0.71 and net income of $721 million, up 16 percent and 18 percent, respectively. References in this release to net income and earnings per share are before the cumulative effect of a change in accounting related to the adoption of FASB Interpretation No. 47 (Accounting for Conditional Asset Retirement Obligations) which resulted in a non-cash after tax cumulative impact of $95 million or $0.09 per share and was recorded in fourth quarter results. Consolidated revenues for the quarter increased 14 percent to $11.3 billion, reflecting organic growth of 9 percent and the addition of recent acquisitions, principally Kidde and Rocketdyne.

In the quarter, foreign currency translation reduced earnings by $0.02 per share and revenues by 1 percent.

Full year earnings per share of $3.12 and net income of $3.16 billion were both 18 percent higher than 2004 results. Revenues increased 14 percent to $42.7 billion, including 7 points of organic growth and the benefit of acquisitions.

Cash flow from operations after capital expenditures exceeded net income for both the quarter and the full year. In the fourth quarter, cash flow from operations was $1.15 billion and capital expenditures were $345 million. For the full year, cash flow from operations was $4.33 billion and capital expenditures were $929 million. Voluntary contributions to pension plans were $298 million in the fourth quarter and $663 million for the year.

“We had an exceptional year in 2005 and see more of the same in 2006,” said UTC Chairman and Chief Executive Officer George David.

“Organic growth for the year was a solid 7 percent, and we ended the year on an up quarter at 9 percent. Following 2004’s 8 percent, these rates reflect favorable conditions in most of our markets and UTC’s currently strong product line-up. All UTC segments delivered double digit operating profit increases for the year. Cash flow after capital expenditures exceeded net income in both the quarter and year, our usual standard.”

“We’re starting 2006 with lots of momentum,” David added. “We confirm expectations for earnings per share in the range of $3.40 to $3.55 and for cash flow after capital expenditures equal to net income for the year. We also expect to continue the current share repurchase rate into 2006 taking the total to approximately $1.5 billion for the year.”

Share repurchase in the quarter was $421 million and brought the year’s total to $1.18 billion. Acquisition spending, including debt assumed, was $4.6 billion for the year with approximately $500 million in the fourth quarter. Debt to capital ended the year at 33 percent.

Fourth quarter results include restructuring costs of $97 million. For the year, restructuring costs totaled $267 million and slightly exceeded the impact of favorable items. Additional favorable items are anticipated in 2006 to offset trailing costs from previous restructuring actions as well as to fund potential new actions initiated throughout the year.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions, the rate and ability to effectively integrate these acquired businesses, the ability to achieve cost reductions at planned levels, and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information in the “Business” section of UTC’s Annual Report on Form 10-K, the information included in UTC’s 10-K and 10-Q Reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the information included in Current Reports on Form 8-K.

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions, except per share amounts)	2005	2004	2005	2004
Revenues	$11,261	$9,838	$42,725	$37,445

Cost and Expenses
Cost of goods and services sold	8,239	7,189	30,935	27,242
Research and development	423	342	1,367	1,267
Selling, general and administrative	1,378	1,273	5,241	4,635

Operating Profit	1,221	1,034	5,182	4,301
Interest expense	143	96	498	363

Income before income taxes and minority interests	1,078	938	4,684	3,938

Income taxes	294	266	1,253	1,031
Minority interests	63	60	267	234

Income before cumulative effect of a change in accounting principle	721	612	3,164	2,673

Cumulative effect of change in accounting principle-net of tax	(95)	—	(95)	—

Net Income	$626	$612	$3,069	$2,673

Net Earnings Per Share of Common Stock

Basic:
Income before cumulative effect of a change in accounting principle	$0.73	$0.62	$3.19	$2.69
Cumulative effect of change in accounting principle-net of tax	$(0.09)	$—	$(0.09)	$—
Net Income	$0.64	$0.62	$3.10	$2.69

Diluted:
Income before cumulative effect of a change in accounting principle	$0.71	$0.61	$3.12	$2.64
Cumulative effect of change in accounting principle- net of tax	$(0.09)	$—	$(0.09)	$—
Net Income	$0.62	$0.61	$3.03	$2.64

Average Shares
Basic	987	990	991	993
Diluted	1,010	1,008	1,014	1,011

As described on the following pages, consolidated results for the years and quarters ended December 31, 2005 and 2004 include restructuring and related charges and non-recurring items.

See accompanying Notes to Condensed Consolidated Financial Statements.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(Millions)	2005	2004	2005	2004
Revenues

Otis	$2,476	$2,414	$9,575	$8,937
Carrier	3,043	2,697	12,512	10,620
UTC Fire & Security	1,203	773	4,250	2,879
Pratt & Whitney	2,595	2,162	9,295	8,281
Hamilton Sundstrand	1,151	1,080	4,382	3,921
Sikorsky	854	644	2,802	2,506

Segment Revenues	11,322	9,770	42,816	37,144
Eliminations and other	(61)	68	(91)	301

Consolidated Revenues	$11,261	$9,838	$42,725	$37,445

Operating Profit

Otis	$426	$384	$1,712	$1,413
Carrier	192	113	1,104	830
UTC Fire & Security	87	34	235	130
Pratt & Whitney	362	280	1,449	1,083
Hamilton Sundstrand	174	152	675	583
Sikorsky	70	50	250	200

Segment Operating Profit	1,311	1,013	5,425	4,239
Eliminations and other	(6)	103	81	368
General corporate expenses	(84)	(82)	(324)	(306)

Consolidated Operating Profit	$1,221	$1,034	$5,182	$4,301

As described on the following pages, consolidated results for the years and quarters ended December 31, 2005 and 2004 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the years and quarters ended December 31, 2005 and 2004 includes restructuring and related charges as follows:

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Restructuring and Related Charges
Otis	$22	$27	$52	$144
Carrier	18	39	80	241
UTC Fire & Security	10	—	21	—
Pratt & Whitney	23	55	39	152
Hamilton Sundstrand	24	36	66	71
Sikorsky	—	1	3	9

Segment Operating Profit	97	158	261	617
Eliminations and other	—	1	6	15
General corporate expenses	—	—	—	—

Consolidated Operating Profit	$97	$159	$267	$632

Consolidated results for the years and quarters ended December 31, 2005 and 2004 include the following non-recurring items:

2005

    Q2

•	Eliminations and Other: Approximately $75 million non-cash gain on shares held in Snecma, a French aerospace company, upon its merger with SAGEM. Approximately $45 million interest income related to 1994-1999 U.S. federal tax audits.

•	Income Taxes: Net favorable income tax adjustment of approximately $60 million, principally related to 1994-1999 U.S. federal tax audits. The tax impact of Hamilton Sundstrand’s divestiture of its Falk business was substantially offset by the tax benefit arising from the sale of a non-core Carrier refrigeration business. Neither transaction significantly impacted pre-tax earnings.

In the second quarter, the net impact of the above favorable items ($0.14 per share), together with $70 million of pre-tax restructuring and related charges ($0.05 per share), contributed $0.09 to earnings per share.

    Q1

•	Eliminations and Other: Approximately $30 million gain from the sale of a portion of the shares held in Snecma.

2004

    Q4

•	Eliminations and Other: Approximately $100 million of income relating to the disposition of an interest in a joint venture and interest income related to 1986—1993 U.S. federal tax audits.

    Q2

•	Eliminations and Other: Approximately $125 million interest income related to settlement of 1986-1993 U.S. federal tax audits.

•	Income Taxes: Favorable income tax adjustment of approximately $80 million, related to settlement of 1986-1993 U.S. federal tax audits.

In the second quarter, the net impact of the above favorable items, together with $156 million of pre-tax restructuring and related charges, contributed $0.07 to earnings per share.

    Q1

•	Eliminations and Other: $250 million gain following a payment from DaimlerChrysler in consideration for the Corporation’s release of certain commitments made by DaimlerChrysler in support of MTU Aero Engines GmbH.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	December 31, 2005	December 31, 2004
	(Unaudited)	(Unaudited)
Assets

Cash and cash equivalents	$2,247	$2,265
Accounts receivable, net	7,240	6,315
Inventories and contracts in progress, net	5,659	5,078
Other current assets	2,060	2,012

Total Current Assets	17,206	15,670

Fixed assets, net	5,623	5,231
Goodwill, net	13,007	10,111
Intangible assets, net	3,059	2,016
Other assets	7,030	7,413

Total Assets	$45,925	$40,441

Liabilities and Shareowners’ Equity

Short-term debt	$2,305	$1,360
Accounts payable	3,820	3,490
Accrued liabilities	9,220	8,245

Total Current Liabilities	15,345	13,095

Long-term debt	5,935	4,231
Other liabilities	6,876	7,939

Total Liabilities	28,156	25,265

Minority interest in subsidiary companies	778	910

Shareowners’ Equity:
Common Stock	8,552	7,850
Treasury Stock	(7,418)	(6,312)
Retained Earnings	16,051	13,880
Accumulated other non-shareowners’ changes in equity	(194)	(1,152)

	16,991	14,266

Total Liabilities and Shareowners’ Equity	$45,925	$40,441

Debt Ratios:
Debt to total capitalization	33%	28%
Net debt to net capitalization	26%	19%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Operating Activities
Net Income	$626	$612	$3,069	$2,673
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	256	234	984	978
Deferred income taxes and minority interest	112	83	529	430
Stock compensation cost	34	46	153	169
Changes in working capital	101	190	(437)	(87)
Voluntary contributions to pension plans	(298)	(347)	(663)	(906)
Other, net	314	3	699	339

Net Cash Provided by Operating Activities	1,145	821	4,334	3,596

Investing Activities
Capital expenditures	(345)	(344)	(929)	(795)
Acquisitions and disposal of businesses, net	(493)	(714)	(3,755)	(1,048)
Other, net	7	86	35	81

Net Cash Used in Investing Activities	(831)	(972)	(4,649)	(1,762)

Financing Activities
Increase in borrowings, net	442	301	2,106	42
Dividends paid on Common Stock	(207)	(164)	(832)	(660)
Repurchase of Common Stock	(421)	(304)	(1,181)	(992)
Other, net	28	142	242	311

Net Cash (Used) Provided in Financing Activities	(158)	(25)	335	(1,299)

Effect of foreign exchange rates	(11)	101	(38)	107

Net increase (decrease) in cash and cash equivalents	145	(75)	(18)	642

Cash and cash equivalents - beginning of period	2,102	2,340	2,265	1,623

Cash and cash equivalents - end of period	$2,247	$2,265	$2,247	$2,265

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	UTC adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment”, (SFAS 123(R)) as of January 1, 2005 using the modified retrospective method described in the standard. This standard requires the cost of stock options to be measured at fair value and recognized in the statement of operations on the grant date. In accordance with the standard all periods prior to January 1, 2005 were restated to reflect the impact of the standard as if it had been adopted on January 1, 1995, the original effective date of SFAS No. 123.

(2)	Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (an interpretation of FASB Statement No. 143) was issued in March 2005. This Interpretation provides clarification with respect to the timing of liability recognition for legal obligations associated with the retirement of tangible long-lived assets when the timing and/or method of settlement of the obligation is conditional on a future event. This Interpretation requires that the fair value of a liability for a conditional asset retirement obligation be recognized in the period in which it occurred if a reasonable estimate of fair value can be made. UTC has determined that legal obligations exist for certain of its worldwide owned and leased facilities related primarily to building materials. We adopted the provision of this Interpretation on December 31, 2005 and recorded a non-cash transition impact of $95 million, net of taxes, which is reported as a Cumulative Effect of a Change in Accounting Principle, Net of Tax in the Statement of Operations.

(3)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(4)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(5)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring revenues that are not included in organic growth in 2005 include approximately $45 million of interest income related to 1994-1999 U.S. federal tax audits and approximately $105 million of investment gains on shares held in Snecma, a French aerospace company. Non-recurring revenues that are excluded from organic growth in 2004 include approximately $170 million of interest income associated with settlement of tax audits, an approximately $60 million non-cash gain associated with the disposition of an interest in a joint venture and the first quarter contract related gain of $250 million.